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                           CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                            AVIATION SALES COMPANY
                            a Delaware Corporation


     Pursuant to the Delaware General Corporation Law (the "DGCL"), Article I of the Certificate of Incorporation of AVIATION SALES COMPANY, a Delaware corporation, hereafter referred to as the "Corporation," is amended in its entirety to read as follows:

                                  Article I.

     The name of the Corporation is TIMCO Aviation Services, Inc.

                                     * * *

     Further, pursuant to the DGCL, the first paragraph of Article IV of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

                                  Article IV.

     The total number of shares of capital stock which the Corporation shall have the authority to issue is 501,000,000 shares, of which (i) 500,000,000 shares shall be Common Stock, par value $0.001 per share (the "Common Stock"), and (ii) 1,000,000 shares shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock").

                                     * * *

     All subsequent paragraphs and provisions of Article IV shall remain unchanged and unamended.

                                     * * *

     Further, pursuant to the DGCL, the following paragraph shall be added to
Article IV of the Certificate of Incorporation of the Corporation:

     Simultaneously with the effective date of the filing of this Amendment to the Certificate of Incorporation (the "Effective Date"), each ten (10) shares of old Common Stock (and each option, warrant and all other securities convertible into shares of old Common Stock, that represent the right to acquire ten (10) shares of old Common Stock) of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as one (1) share of new Common Stock (or as an option, warrant or other security convertible into shares of new Common Stock, into the right to acquire (1) share of new Common Stock, as the case may be). The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock, in lieu
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of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the closing price per share of the Old Common Stock on the five trading days immediately prior to the Effective Date as officially reported on the OTC Bulletin Board. No interest shall be payable on the Cash-in-Lieu Amount.

                                     * * *

     Except as provided for above, the Certificate of Incorporation of the Corporation shall remain unchanged.

     The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted and approved at a Board of Directors Meeting held on August 14, 2001 and approved by a majority of the stockholders of the Corporation on February 19, 2002, pursuant to Section 242 of the DGCL. The number of votes cast in favor of the foregoing amendments by the stockholders was sufficient for approval of the amendment.

     This amendment shall be effective as of the date of filing of this Certificate of Amendment.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment effective on February 27, 2002.



                              AVIATION SALES COMPANY

                              /s/ Gil West
                              --------------------------------------
                              Gil West, President